EXHIBIT 1

PARTNERSHIP AGREEMENT

OF

BENSTOCK—SUPERIOR LTD.

(A FLORIDA LIMITED PARTNERSHIP)

THIS LIMITED PARTNERSHIP AGREEMENT is made and entered into effective the 5TH day of MAY, 2008, by and among SUSAN B. SCHWARTZ, MICHAEL BENSTOCK and PETER BENSTOCK, as General Partners, and all of the parties listed on Exhibit “A” as limited partners (the “Limited Partners”). All capitalized terms used herein shall have the meaning assigned thereto in Section 1.8 hereof, unless otherwise defined elsewhere herein.

RECITALS

WHEREAS, the partners of the Partnership previously entered into a Partnership Agreement (hereinafter referred to as “Partnership Agreement” or “Agreement”) concerning the Partnership and Partners;

WHEREAS, the Partners desire to replace the Partnership Agreement with this Partnership Agreement, and the Partners, by their respective signatures hereto, do hereby adopt this Partnership Agreement for the Partnership and its Partners.

ARTICLE I

GENERAL

1.1. Formation of Partnership. The parties have formed BENSTOCK—SUPERIOR LTD. pursuant to the provisions of the Uniform Limited Partnership Act of the State of Florida, and in accordance with the further terms and provisions hereof.

1.2. Name. The name of the Partnership is BENSTOCK—SUPERIOR LTD.

1.3. Purpose of the Partnership. The major purpose of the Partnership is to own, hold, invest, reinvest, and dispose of the stock of Superior Uniform Group, Inc. (“SUG”), a publicly-traded corporation, after taking into account the best interests of the parties hereto, such corporation and its employees. In addition, the purpose of the Partnership is to educate certain limited partners of the Partnership as to the responsibilities of dealing with publicly-traded corporations, the fiduciary obligations of a major stockholder of a publicly-traded corporation and the operations of SUG.

1.4. Authority of the Partnership. In order to carry out its purpose, the Partnership is empowered to do any and all acts and things necessary, desirable, convenient, incidental, appropriate, proper and advisable for the furtherance and accomplishment of its purpose, and for the protection and benefit of the Partnership.

1.5. Principal Place of Business. The location of the principal place of business of the Partnership is 10055 Seminole Boulevard, Seminole, Florida 33772, or such other place or places as the General Partners determine.

1.6. Registered Agent. The Registered Agent of the Partnership for service is MICHAEL BENSTOCK. The registered office of the Partnership is 10055 Seminole Boulevard, Seminole, Florida 33772.

1.7. Term. The Partnership shall be effective from and after the date that first appears on this document. The Partnership shall terminate on the earlier to occur of:

(a) December 31, 2049, or

(b) such date as is required by Section 9.1 hereof.

1.8. Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

“ACT” means the Uniform Limited Partnership Act of the State of Florida as from time to time amended.

“ADJUSTED CAPITAL ACCOUNT DEFICIT” means, with respect to any Limited Partner, the deficit balance, if any, in such Limited Partner’s Capital Account, after giving effect to the following adjustments: (i) increased by any amounts which such Limited Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) decreased by the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition is intended to comply with the requirements of the alternate test for economic effect contained in Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“AFFILIATE” with respect to the General Partners, means any person directly or indirectly controlling, controlled by or under common control with one or more of the General Partners as determined under Code Section 318.

“AGREEMENT or PARTNERSHIP AGREEMENT” means this Limited Partnership Agreement between the General Partners and the Limited Partners, together with all amendments hereto.

“CAPITAL ACCOUNTS” of the Partners shall be determined and maintained in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and, to the extent consistent therewith, each Partner’s Capital Account shall be increased by:

(a) the amount of money contributed by such Partner to the Partnership;

(b) the fair market value of any property contributed by such Partner to the Partnership (net of any liabilities securing such contributed property that the Partnership is considered to assume or take subject to under Code Section 752);

(c) allocations to such Partner of income or gain (including tax exempt income) pursuant to Article VIII but excluding any income or gain described in Treasury Regulation Section 1.704-1(b)(4)(i);

(d) the amount of Partnership liabilities assumed by such Partner or secured by any Partnership property distributed to such Partner other than the liabilities referred to in paragraph (f) below;

and each Partner’s Capital Account shall be decreased by:

(e) the amount of any money distributed to such Partner by the Partnership;

(f) the fair market value of any property distributed to such Partner by the Partnership (net of any liabilities securing such distributed property that such Partner is considered to assume or take subject to pursuant to Code Section 752);

(g) the amount of losses, costs and expenses allocated to such Partner under Article VIII:

(h) allocations to such Partner of expenditures of the Partnership described in Code Section 705(a)(2)(B); and

(i) the amount of any liabilities of such Partner assumed by the Partnership or secured by any property such Partner contributes to the Partnership other than the liabilities referred to in paragraph (b) above;

subject, however, to such other adjustments as may be required under the Code and Treasury Regulations thereunder, including, but not limited to increases and decreases to reflect a revaluation of the Partnership Property on the Partnership’s books in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv)(f). Generally, a transferee of a Partnership interest shall succeed to the Capital Account relating to the Partnership Unit transferred. The Capital Account is to be determined and maintained at all times in strict accordance with all the provisions of Treasury Regulations Section 1.704-1(b) (2)(iv). The Capital Account of a Partner may, under certain circumstances, be an amount less than zero.

“CAPITAL TRANSACTIONS” means the sale, exchange or refinancing of all or a portion of the Partnership’s Property.

“CAPITAL VALUE” means the fair market value of the Property (net of any liabilities securing such Property that the Partnership is considered to assume or take subject to under Code Section 752) such Partner is contributing to the Partnership. The Partners agree that the value of the Property contributed to the Partnership by each Partner shall be as set forth on Exhibit “A” attached hereto.

“CERTIFICATE” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Florida as required by the Act and as from time to time amended, or such similar instrument as may be required to be filed by the laws of any other state in which the Partnership intends to conduct business.

“CODE” means the Internal Revenue Code of 1986, as from time to time amended and any federal legislation that may be substituted therefor.

“FEDERAL INCOME TAX ITEMS” means Profits, Losses, Gain From Capital Transactions and Loss From Capital Transactions.

“GAIN FROM CAPITAL TRANSACTIONS” means income or gain of the Partnership as determined for federal income tax purposes as a result of the sale, exchange, or refinancing of all or a portion of the Partnership’s property.

“GENERAL PARTNERS” or General Partner means SUSAN B. SCHWARTZ, MICHAEL BENSTOCK and PETER BENSTOCK and those other Persons admitted from time to time as General Partners pursuant hereto or the Act. Whenever the context shall allow, reference to “General Partners” shall be to the General Partner during such times as there shall be a sole General Partner.

“HOLDER OF RECORD” means the person in whose name a Unit is then registered on the books and records of the Partnership pursuant to Section 2.5 hereof. A Holder of Record does not include any Person who receives the rights to distributions from and allocations of Federal Income Tax Items of the Partnership by levy, foreclosure, charging order, execution or other similar proceeding.

“INCAPACITY” means when (i) an individual is declared or adjudicated as such by a court of competent jurisdiction, (ii) a guardian, conservator, or other personal representative of an individual’s person or estate has been appointed by a court of competent jurisdiction, or (iii) an individual is certified as such in writing by at least two licensed physicians.

“LIQUIDATOR” means the Liquidator(s) designated in Section 9.2 hereof to handle the liquidation of the Partnership.

“LIMITED PARTNERS” means those persons herein identified as limited partners herein and listed in Exhibit “A” and those other persons admitted from time to time as limited partners pursuant hereto or the Act.

“LOSSES” means each item of loss, deduction and credit of the Partnership as determined for federal income tax purposes, but excluding Loss From Capital Transactions.

“LOSS FROM CAPITAL TRANSACTIONS” means any loss of the Partnership as determined for federal income tax purposes as a result of the sale, exchange or refinancing of all or a portion of the Partnership’s property.

“NET CASH FLOW” means monies available from the operation of the Partnership for any twelve (12) month period ending December 31st without deduction for depreciation, amortization or any other non-cash expenses, but after deducting monies used to pay or establish reserves for all other expenses, debt payments, improvements and repairs related to the operation and administration of the Partnership.

“NET PROCEEDS” means the amount realized by the Partnership on the disposition of, or any other capital transaction involving, a Partnership property, less all fees, costs or expenses paid or to be paid with respect thereto and the amount of indebtedness (if any) of the Partnership paid or to be paid from such monies.

“PARTNERS” means the General Partners and all of the Limited Partners of the Partnership. The term “PARTNER” refers to any Limited Partner or to any General Partner of the Partnership, as the context requires.

“PARTNERSHIP” means this partnership formed under the Uniform Limited Partnership Act of the State of Florida in accordance with the terms and provisions of this Agreement.

“PARTNERSHIP CAPITAL” means the total capital contribution to the Partnership actually made or paid by the General Partners and Limited Partners with respect to the acquisition of Units in the Partnership.

“PARTNERSHIP UNIT” or “UNITS” means each Partner’s ownership interest in the Partnership as set forth in Exhibit “A” attached hereto, as adjusted after the Partnership receives the Capital Values of the assets contributed by each Partner to the Partnership.

“PARTY” means a signatory to this Agreement.

“PERSON” or “PERSONS” means an individual, corporation, partnership, joint venture, trust or any other entity.

“PROFITS” means each item of income and gain of the Partnership, as determined for federal income tax purposes, but excluding Gain From Capital Transactions.

“PROPERTIES” means the real, personal and intangible assets contributed or to be contributed to the Partnership by the General Partners pursuant to Section 2.4.2 and by the Limited Partners pursuant to Section 2.3.2, and all other interests, rights and assets of any type owned by the Partnership. The initial Properties shall be as set forth on Exhibit “A” attached hereto. The term “PROPERTY” includes a single asset which is included in the Properties.

“SUBSTITUTE LIMITED PARTNER” means any person not previously a Limited Partner who purchases or otherwise acquires from a Limited Partner a Unit and is admitted to the Partnership as a Substitute Limited Partner in accordance with the terms of this Agreement.

“VOTE” refers to the right of the Partners subject to all limitations set forth below and elsewhere in this Agreement, to decide any matter that may be submitted for decision by the Partners in accordance with the express written terms of this Agreement or under the provisions of the Act. Each Partner shall be entitled to cast one (1) vote for each Unit held of record by him on the date when notice is given of the matter to be voted on or consented to by the Limited Partners. A “Simple Majority Vote” of the Partners means a vote of over fifty percent (50%), a “Required Vote” means a vote of at least sixty-five percent (65%) and a “Unanimous Vote” means a vote of one hundred percent (100%) of the Partners. Except as otherwise expressly provided in this Agreement, a Simple Majority Vote shall be sufficient to pass and approve any matter submitted to a Vote of the Partners. Whenever a Vote of the Partners is required or permitted, a written consent to the action to be taken signed by the Partners holding the required percentage may be used in lieu of holding a formal meeting at which a Vote is taken. The rights of the Limited Partners to require or be permitted to vote on any matter shall be subject to and conditioned on the requirements set forth in Section 4.8 hereof.

ARTICLE II

PARTNERS, CAPITALIZATION AND ASSESSMENTS

2.1. General Partner’s Authority. Except as otherwise provided in this Agreement, the General Partners of the Partnership shall have the sole, exclusive and absolute right and authority to act for and on behalf of the Partnership and all of the Partners in connection with all aspects of the business of the Partnership.

2.2. Purchase of Limited Partner’s Partnership Interest by General Partners. The General Partners may purchase a selling Limited Partner’s Partnership Units pursuant to Article VI hereof. No purchase of any Units owned by a Limited Partner by the General Partners shall reduce their liability as General Partners of the Partnership.

2.3. Limited Partner’s Partnership Interest. The Limited Partners in the Partnership shall own the Limited Partnership Units as reflected on Exhibit “A”.

2.3.1. Time of Admission. A Person shall be deemed to have been admitted as a Limited Partner:

(a) On the date this Agreement is fully executed by the General Partners and all initial Limited Partners, and the General Partners execute a certificate of limited partnership which is filed with the Secretary of State of Florida, or

(b) If applicable, with respect to any additional Limited Partners or Substitute Limited Partners on the first day of the calendar month following the month in which such person complies with Article VI hereof.

2.4. General Partner’s Partnership Interest. Each General Partner in the Partnership owns the General Partnership Units as reflected on Exhibit “A”.

2.5. Registration; Rights of Holders of Record. Upon the admission of a person as a Limited Partner, such person shall be registered on the records of the Partnership as a Limited Partner and a Holder of Record, together with his address and number of Partnership Units such Partner owns. Upon the assignment of a Limited Partnership Unit pursuant to the terms of Article VI hereof, the assignee of such Partnership Unit shall be registered on the records of the Partnership as a Holder of Record, together with his address and the number of Units he owns.

A Holder of Record shall be entitled to all distributions and all allocations of Net Cash Flow, Net Proceeds, and Federal Income Tax Items with respect to the Partnership Units registered in his name in the manner specified in Article VIII until his rights in such Partnership Units have been transferred as permitted by this Agreement and the General Partners have been notified as required herein. The payment to the Holder of Record of any allocation or distribution with respect to such Partnership Units shall be sufficient to discharge the Partnership’s obligation in respect thereto.

2.6. Continuation of Limited Partner Status. No event, including but not limited to the admission of a Substitute Limited Partner, the transfer of Partnership Units by a Limited Partner, the expulsion of a Limited Partner from the Partnership, the forfeiture of Partnership Units, and retirement, death, disability, or bankruptcy of a Limited Partner shall entitle a Limited Partner to withdraw from the Partnership. Once admitted as a Limited Partner, a person shall continue to be a Limited Partner for all purposes of this Agreement and the Act until the General Partner consents in writing to the admission of a Substitute Limited Partner pursuant to Section 6.2 herein.

2.7. Initial Capitalization. The Partnership shall have as its initial capitalization an amount equal to the Limited Partners’ initial capital contribution plus the General Partners’ initial capital contribution. The amount of the capital contributions of each Partner and the aggregate amount of such initial contributions by the Partners shall be set forth in Exhibit “A” of this Agreement.

2.8. Return of Capital. No Partner has the right to require the return of all or any part of his capital contribution(s) or a distribution of any property from the Partnership prior to its termination and dissolution except as otherwise provided in Section 2.12 herein.

The General Partners shall not be personally liable for the return of the capital contributions of the Partners if and to the extent that any return is required. Any such return shall be made solely from the assets of the Partnership. If any Partner shall receive the return, in whole or in part, of his capital contribution, he shall nevertheless be liable to the Partnership, to the extent provided in the Act, for the sum returned, together with interest thereon, to the extent necessary to discharge the Partnership’s liabilities to creditors who extended credit to the Partnership or whose claims against the Partnership arose prior to such return or as otherwise provided under applicable law.

2.9. Interest on Capital. No interest shall be payable on any capital contributions made to the Partnership or on any Capital Account.

2.10. Capital Account. An individual Capital Account shall be maintained for each of the Partners as provided for in Section 1.8 herein.

2.11. Liability for Continuing Obligations. Upon the bankruptcy, insolvency, death, disability or other change in circumstances of a Partner prior to completion of such Partner’s obligations to complete certain payments pursuant to this Section, such Partner’s estate, legal representative or successor shall have the status of the Partner and of such Partner’s rights and responsibilities.

2.12. Status of Partnership Units. Except as otherwise provided in this Agreement, the Partnership Units owned by a Limited Partner shall be fully paid and non-assessable. A Limited Partner shall not have the right to withdraw or reduce his capital contributions to the Partnership except as a result of (i) the dissolution and termination of the Partnership, or (ii) as otherwise provided in this Agreement and in accordance with applicable law.

ARTICLE III

GENERAL PARTNERS

3.1. Rights and Duties. At all times during the term of the Partnership, the General Partners shall be the sole managers of the Partnership and shall have the sole, absolute, and exclusive power, authority and discretion in the conduct of the business and affairs of the Partnership without the concurrence, agreement or confirmation of any Limited Partner, except as expressly provided in Sections 4.6, 9.1(a) and 11.10 of this Agreement. Except as provided in the Sections outlined in the prior sentence, the vote of a majority of the General Partners who shall be living and able to act shall be binding upon all of the Partners of the Partnership. At no time during the term of the Partnership shall any Limited Partner have any authority whatsoever to take any action on behalf of the Partnership or to obligate the Partnership to any third party. Any action by any Limited Partner inconsistent with this Section 3.1 shall subject such Limited Partner to the provisions of Section 5.3 hereof.

3.2. Reimbursement and Compensation to the General Partners. The General Partners shall receive as full and complete compensation for their services as general partners the following amounts:

3.2.1. Management Fees. The General Partners shall be entitled to receive, in consideration for services to be performed for the Partnership pursuant to the terms and conditions of this Agreement, including without limitation their management of the Partnership and preparation of reports to all Partners, a management fee determined, from time to time, by a Required Vote.

3.2.2. Participation in Revenues. The General Partners will be entitled to receive the allocations and distributions set forth in Article VIII.

3.3. Interest of the General Partners in Certain Transactions. The General Partners shall not be deemed to have received commissions, fees or other compensation paid to any firm, proprietorship, partnership or corporation that is an Affiliate, or in which the General Partners, or any partner, officer, director or employee thereof or any member of any such person’s respective immediate family, owns a beneficial interest.

3.4. Successor General Partner. In the event of: (i) the death or incapacity of all of the General Partners; (ii) the removal or withdrawal of all of the General Partners; or (iii) the occurrence of any of the events specified in Section 5.5 hereof involving all General Partners, the Limited Partners shall elect, by a Simple Majority Vote, a successor General Partner. If a new General Partner owns Limited Partnership Units, he shall convert such portion of his Limited Partnership Units to an amount of General Partnership Units that equals the amount of the General Partnership Units of the removed or withdrawing General Partner.

3.5. Voluntary Withdrawal of a General Partner. A General Partner may voluntarily withdraw from the Partnership upon thirty (30) days written notice to the Partners. Such notice requirement may be shortened or waived by the Partners, in their sole discretion. Upon the withdrawal of a General Partner, the withdrawing General Partner shall not be deemed to be liable with respect to any debts or liabilities that the Partnership incurs subsequent to the date of withdrawal, provided that such withdrawal shall not diminish or in any way affect any debts or liabilities (including contingent liabilities) that the Partnership incurred prior to such date.

3.6. Right of the General Partner Upon Removal or Withdrawal. If a General Partner is removed in accordance with Section 5.5 hereof, or a General Partner withdraws in accordance with Section 3.5 hereof, or ceases to be a General Partner by operation of law, or otherwise, the Partnership Units of the removed or withdrawing General Partner shall become Limited Partnership Units and shall be assigned to the removed or withdrawing General Partner by the Partnership. The removed or withdrawing General Partner holding such Limited Partnership Units shall automatically become a Substitute Limited Partner.

ARTICLE IV

MANAGEMENT AND OPERATION

4.1. General Partners to Manage. Except as otherwise expressly provided in Sections 4.6, 9.1(a) and 11.10, the General Partners shall make all decisions affecting the business and affairs of the Partnership and shall use their best efforts to carry out the purposes for which the Partnership was organized. In addition to any other rights and powers which it may possess under applicable law or pursuant to this Agreement, the General Partners shall have all specific rights, powers, and authorities required or appropriate to the management of the Partnership which shall include, without limitation, the following rights, powers, and authorities to be exercised in such manner, in such form, at such times, and to such extent as the General Partners, in their sole discretion, determine:

(a) to acquire, hold, lease, encumber, pledge, option, sell, exchange, transfer, dispose of or otherwise deal with real or personal property (or rights or interests therein) of any nature whatsoever as may be necessary or advisable for the operation of the Partnership;

(b) to borrow or lend money for Partnership purposes and, if security is required for the borrowing thereof, to execute and deliver all instruments, deeds of trust, mortgages, security agreements, assignments, and other security documents relating to all or a portion of the assets of the Partnership as may be necessary or advisable for the operation of the Partnership. For purposes hereof, the borrowing or lending of money for Partnership purposes shall include: (i) lending money to Partners, Affiliates or other persons or entities, whether related or unrelated, or borrowing from any of the foregoing, upon such terms and conditions as the General Partners shall determine in their sole and absolute discretion; and (ii) the guaranteeing of, or pledging the Partnership Property for any of the foregoing loans, or for loans to or from Partners, to or from Affiliates, or to or from other persons or entities, all as determined in the sole and absolute discretion of the General Partners;

(c) to negotiate and enter into contracts, agreements, or arrangements concerning the purposes for which the Partnership is organized and/or concerning assets of the Partnership as may be necessary or advisable for the operation of the Partnership, including, but not limited to purchase, joint venture, development, management and option agreements, deeds, assignments and leases;

(d) to employ persons, agents, outside consultants, and independent contractors as may be necessary or advisable for the operation of the Partnership;

(e) to pay all expenses reasonably incurred in the operation or administration of the Partnership and to establish reserves for liabilities and obligations of the Partnership whether contingent or otherwise, including but not limited to expenses, charges and fees relating to:

(1) the acquisition, preservation, protection or perfection of title to the Partnership’s Property, including insurance thereon;

(2) the maintenance, operation or management of any Partnership Property;

(3) travel expenses, professional fees, attorneys fees and court costs;

(4) taxes on real or personal property owned by the Partnership;

(5) interest on any loan to the Partnership;

(6) normal closing costs (in the event of a sale or transfer of all or any part of the Partnership’s Property);

(7) expenses incurred in connection with the negotiation for, or consummation of financing or renewing, rearranging or refinancing any indebtedness on the Partnership’s Property; and

(8) the management fees owed to the General Partners pursuant to Section 3.2.1 herein;

(f) to pay on behalf of the Partnership (and be reimbursed for) any and all organizational expenses incurred in the creation of the Partnership including, without limitation, legal and accounting fees;

(g) to take and hold title to property, execute evidences of indebtedness or other obligations or instruments in its name or the name of a nominee all on behalf of the Partnership and with or without disclosing the true owner or party in interest thereto. The Partnership shall be solely entitled to all rights, titles and interests held by a General Partner or nominee on behalf of the Partnership and solely liable for all expenses, costs and other obligations incurred in connection therewith. All such instruments so executed may be transferred into the name of the Partnership by assignment or otherwise or held in the name of a General Partner or nominee as a General Partner determines; provided, always, that the General Partners shall keep as part of the books and records of the Partnership and properly account on its books for each such contract, deed, note or other instrument indicating the nominee parties thereto, date thereof and general description of such document;

(h) to execute and deliver any and all instruments to effectuate the foregoing and to take all such actions as may be necessary or advisable for the operation of the Partnership;

(i) to determine the use of the revenues of the Partnership for Partnership purposes;

(j) to control any matters affecting the rights and obligations of the Partnership, including the employment of attorneys to advise and represent the Partnership, the conduct of any litigation and the settlement thereof, and any other incurring of legal expenses;

(k) to admit one or more additional Limited Partners, at any time or from time to time, without the consent of the Limited Partners, upon such terms and conditions set forth in Article VI hereof and as the General Partners shall deem appropriate in their sole and absolute discretion. Additional Limited Partners shall be entitled to all of the rights and privileges of the original Limited Partners hereunder and shall be subject to all of the obligations and restrictions, and in all other respects their admission shall be subject to all of the terms and provisions of this Agreement;

(l) to act as the “tax matter partner” as described in Code Sections 6221 to 6233. MICHAEL BENSTOCK is designated as the tax matters partner (the “Tax Matters Partner”). The Tax Matters Partner is authorized to enter into settlement agreements with the Internal Revenue Service on behalf of all Partners with respect to Partnership Items (as defined in Code Section 6231(a)(3)), and the Limited Partners (except if any Limited Partner has filed a statement described in Code Section 6224(c)(3)(B)) agree to be bound by the terms of any settlement agreement entered into by the Tax Matters Partner on behalf of all Partners. Pursuant to this authorization, the Limited Partners agree to execute such further documents as may be necessary or desirable to cause the settlement agreement to be binding on them and not to exercise any right or undertake any other action which is inconsistent with any settlement agreement entered into by the Tax Matters Partner on their behalf. The Tax Matters Partner shall: (i) keep the Limited Partners reasonably informed as to the status of all administrative and judicial tax proceedings; (ii) file with the Internal Revenue Service a request for administrative adjustment if the Tax Matters Partner deems such to be appropriate; and (iii) file a petition in a court of competent jurisdiction regarding any dispute with respect to Partnership items which the Tax Matters Partner deems appropriate. In the event of the death, Incapacity, removal or withdrawal of the Tax Matters Partner (the “Named Tax Matters Partner”), the General Partners shall designate a new Tax Matters Partner; and

(m) to execute powers of attorney, consents, waivers and other documents that may be necessary before any court, administrative board or agency of any governmental authority, affecting the properties owned by the Partnership.

4.2. Third Parties. No person dealing with a General Partner shall be required to determine his authority to make any undertaking, or to execute any document or instrument on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of such authority, and any such document, instrument or undertaking shall contain such provisions as a General Partner may deem appropriate or expedient. Any document or instrument, when executed by a General Partner, shall be as to third parties conclusive evidence that the execution of such document or instrument is the act of and binding upon the Partnership. Furthermore, no person dealing with a General Partner shall be required to determine or see to the application or distribution by a General Partner of any sums paid or assets transferred by such person to the Partnership or a General Partner.

4.3. Obligations of the General Partners as Partnership Manager. The General Partners shall use their good faith efforts to manage the Partnership affairs in a prudent and businesslike manner, and in accordance with good practices in the industry. The General Partners at all times shall act in the best interests of the Partnership in fulfillment of the purposes herein expressed. Furthermore, the General Partners shall observe their absolute fiduciary duties to the Limited Partners and shall not act or omit to act in breach of such fiduciary duties.

4.4. Insurance Coverage. To protect Partnership assets, the General Partners may procure or cause to be procured and maintain or cause to be maintained in force or contract with others to obtain and maintain in force such insurance as in their judgment they deem prudent to serve as protection against liability for loss and damage that may be occasioned by the activities of the Partnership. The cost of obtaining such insurance shall be charged to and borne by the Partnership.

4.5. Reliance Upon Experts. The General Partners may employ or retain such counsel, accountants, engineers, appraisers or other experts or advisors as they deem appropriate for the purpose of discharging their duties hereunder, and shall be entitled to pay the fees of any such persons from the funds of the Partnership. The General Partners may act and shall be protected in acting in good faith on the opinion or advice of, or information obtained from any such counsel, accountant, engineer, appraiser or other expert or advisor, whether retained or employed by the Partnership, the General Partners, or otherwise, in relation to any matter connected with the administration or operation of the business and affairs of the Partnership.

4.6. Acts Not Authorized. The General Partners are expressly prohibited from doing any act or enter into any contract or other transaction that would:

(a) Make it impossible to carry on the ordinary business of the Partnership, provided, however, the sale or other disposition of all or any portion of the Partnership Property shall not be deemed to be an act making it impossible for the Partnership to carry on its ordinary business;

(b) Confess a judgment against the Partnership, except by a Simple Majority Vote of the Partners;

(c) Result in a possession of Partnership Property or assignment of the Partnership’s rights in specific partnership property, other than for a Partnership purpose; or

(d) Admit or substitute a Person as a general partner of the Partnership, except with a Simple Majority Vote of the Limited Partners.

4.7. Other Permissible Activities. No Partner is prevented hereby from engaging in other activities for profit, whether as an investment, an active business or otherwise. It is expressly understood and agreed that the General Partners shall not be required to devote their entire business time or business resources to the business of the Partnership. The General Partners and their Affiliates have and in the future may engage in other businesses, including, but not limited to, the organization and management of additional partnerships, limited partnerships, or joint ventures for investment in real estate, securities or otherwise, and must necessarily divide their time between the business of the Partnership and their other activities. The General Partners and their Affiliates are hereby authorized, during the life of the Partnership, to acquire real and personal properties and not offer the same to the Partnership.

4.8. Meetings of Partners. Except as specifically provided for herein, the General Partners shall not be required to hold meetings of Partners. A quorum for a meeting of Partners shall be: (a) (i) all General Partners and (ii) such number of Limited Partners owning no less than fifty-one percent (51%) of the Partnership Units; or (b) Partners owning no less than seventy-five percent (75%) of the Partnership Units. A Partner may either vote in person at any such meeting or give their proxy to a General Partner which designates the General Partner as his lawful agent to vote on all matters coming before the meeting. Notice of a meeting of Partners shall be given by at least one (1) of the General Partners to the Partners at least three (3) days prior to holding the meeting. In lieu of a meeting, the General Partners may obtain a written consent in lieu of a meeting which is executed by Partners owning no less than the required Partnership Units necessary for a Required Vote.

Notwithstanding the above, the General Partners may, in their sole and absolute discretion, upon three (3) days prior written notice to the Partners, amend the rules and procedures regarding meetings of Partners or written consents of Partners in lieu of meetings; provided, however, the General Partners may not change the specified voting percentage necessary to approve an action.

4.9. Opinion of Counsel. Subject to the other provisions of this Agreement, the General Partners may condition the holding of any meeting or the taking of any Vote upon the prior delivery to the Partnership, at the expense of the Partnership, of an opinion of counsel in form and substance satisfactory to the General Partners, to the effect that neither the holding of such meeting nor the Vote of the Partners will:

(a) change the Partnership from a limited partnership to a general partnership or result in the loss of any Limited Partner’s limited liability status, or

(b) adversely affect the federal income tax status of the Partnership.

4.10. Additional Funds. If the General Partners determine that additional funds are required for the operations of the Partnership, the General Partners shall take the following steps:

4.10.1. Third Party Loans. The General Partners shall attempt to arrange for loan(s) from third party lenders on the best terms that the General Partners are able to negotiate.

4.10.2. Notice to Limited Partners. If the Partnership is not able to obtain loans from third party lenders, the General Partners shall give notice to the Limited Partners of the amount needed by the Partnership and the purpose for which the Partnership requires such additional funds.

4.10.3. Loans from Partners. The General Partners and/or any Limited Partner(s) may loan funds to the Partnership with consent of all Partners at a rate of interest and on such other terms and conditions as may be agreed upon at that time, including with respect to collateral for such loan. As to any funds so loaned, the General Partners or Limited Partner(s) shall be deemed general creditors of the Partnership and shall be entitled to be paid principal and interest thereon without regard to the income or profits of the Partnership.

4.10.4. Additional Capital Contributions. If the Partnership is unable to obtain loans from third party creditors or loans from Partners, the General Partners shall have the right to make a call for additional capital contributions and/or loans to the Partnership. If a call for a capital contribution or a call for a loan is made, such call shall be made in writing, and each Partner shall have thirty (30) days from the date of receipt of such written notice to pay his percentage (determined by dividing the number of Units owned by such Partner by the number of Units owned by all Partners) of such amount requested. If a Partner does not advance his share of the capital contribution and/or loan within the time provided, the other Partners shall have the right to advance such funds not advanced by the defaulting Partner in proportion to their ownership interest percentage, or, such other proportions as they may agree among themselves.

The refusal or failure of any Partner to advance the capital contribution and/or loan within the time required hereunder shall cause the ownership interest percentage of such Partner to be adjusted downward to the ownership interest percentage that is equal to the following fraction:

The numerator shall be the sum of such Partner’s capital contributions to the Partnership and his loans advanced to the Partnership to date (less any returns of capital or loan repayments), and the denominator shall be the sum of the capital contributions of the loans to the Partnership of all of the Partners to date (less any returns of capital or loan repayments).

For example, assume, Mr. X owned 20% of the Units in the Partnership, and he paid in his share ($1,800) of the Partners’ total initial contributions to capital ($9,000). If the General Partners made a capital call of an additional $9,000, Mr. X would be required to contribute 20% of such capital contribution, or, $1,800. If all Partners except Mr. X advanced their respective capital contributions, Mr. X’s interest in the Partnership would equal the following percentage:

(Mr. X’s capital contribution)
(Total initial capital contributions) plus $7,200.00 (additional contributions by non-defaulting Partners)

=	$ 1,800.00	=	11.11%
$16,200.00

Mr. X would be required to return such number of Units in the Partnership so that his ownership of Units in the Partnership will be equal to 11.11% of all Units.

The ownership interest percentage of the non-defaulting Partners and the number of Units that they own shall be increased to reflect the decrease in the ownership interest percentage and the number of Units owned by a defaulting Partner on a pro-rata basis based upon their proportionate ownership of the Units in the Partnership, unless the advances to the Partnership to make up the deficit of the defaulting Partner is made on a disproportionate basis.

ARTICLE V

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

5.1. Limited Liability. Upon full execution of this Agreement, the General Partners shall file the Certificate and the Limited Partners shall become limited partners within the meaning of the Act.

5.2. No Management Responsibility. At no time during the term of the Partnership shall any Limited Partner have any authority or right to take part in the management of the business or transact any business for the Partnership. All management responsibility is vested absolutely and exclusively in the General Partners. Any action by any Limited Partner inconsistent with this Section 5.2 shall subject such acting Limited Partner to the provisions of Section 5.3 hereof.

5.3. No Authority to Act. At no time during the term of the Partnership shall a Limited Partner have the power to act on behalf of, sign for or bind the Partnership. All authority to act on behalf of the Partnership is vested absolutely and exclusively in the General Partners. Any action of a Limited Partner that is inconsistent with the sole, exclusive and absolute right and authority of the General Partners shall:

(a) Constitute a breach of this Agreement on the part of the Limited Partner so acting, and

(b) The General Partners shall provide such Limited Partner with notice (in the manner set forth in Section 11.1) of the breach. Such Limited Partner shall have five (5) days after he receives such notice of the breach to cure the breach (if such breach can be cured). If the breach is not cured within such five (5) day period, such Limited Partner shall be liable for any and all damages that may occur to the Partnership and all of the other Partners, but any such liability shall not extend to any creditor of the Partnership.

5.4. Rights of Limited Partners. A Limited Partner shall have the same rights as the General Partners to:

(a) Subject to Section 7.1 hereof, have the Partnership books kept at the principal place of business of the Partnership and at all reasonable times to inspect and copy at his expense any of them either in person or by his authorized representative;

(b) Subject to Section 7.1 hereof, have on demand for a proper purpose, true and full information of all things affecting the Partnership, and a formal accounting of Partnership affairs whenever circumstances render it just and reasonable;

(c) Subject to Section 7.1 hereof, have, on demand for a proper purpose, by mail, a copy of the names, addresses and Partnership interests of all Limited Partners; and

(d) Subject to the provisions of Section 4.8 hereof, propose and Vote on certain Partnership matters and amendments to the Agreement as provided herein.

5.5. Removal of a General Partner. The Limited Partners, by obtaining a Simple Majority Vote, shall have the right to remove a General Partner in the event that a General Partner:

(a) dies or becomes Incapacitated;

(b) makes a general assignment for the benefit of creditors;

(c) files a voluntary bankruptcy petition;

(d) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings;

(e) files a petition or answer seeking for the General Partner a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law;

(f) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in paragraphs (a) through (d) above;

(g) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of all or any substantial part of the General Partner’s properties;

(h) commits a crime involving moral turpitude;

(i) is convicted of a felony, or

(j) violates any provision of this Agreement or violates any provision of law applicable to the Partnership and such violation shall not have been cured within ten (10) days after notice of such violation.

ARTICLE VI

TRANSFER AND ASSIGNMENT OF PARTNERSHIP INTERESTS

6.1. Assignment. A Partner shall have the right to assign, transfer, encumber or pledge (herein, for purposes of this Article VI, “assign”) the whole or any number of his Partnership Units by a written assignment, provided that: (i) the terms of such assignment are not in contravention of any of the provisions of this Agreement; (ii) such assignment is fully executed by the assignor and assignee; (iii) such assignment is received by the Partnership and recorded on the books thereof; and (iv) the transfer is approved by a Required Vote of the Partners. In the event of such an assignment, the following rules shall govern:

(a) Restrictions on Interests During Lifetime. A Partner shall not during his or her lifetime transfer, encumber of alienate any of his or her Units in the Partnership except as provided by this Agreement.

(i) Immediate Family and Family Entities. A Partner’s Units in the Partnership may be freely transferred during life or at death to a spouse, such Partner’s ancestors, such Partner’s descendants, to any trust for the benefit of such aforementioned persons or to any entity which is treated as a partnership under the Code exclusively for the benefit of one or more of such aforementioned persons if the Partners, by a Required Vote, consent to such transfer. In the event of such transfer, the transferee shall become a Partner of the Partnership and shall be bound by this Agreement. If such Required Vote is not obtained within ninety (90) days of the receipt by the Partnership from such Partner of a notice describing such transfer, such transfer should be void ab initio.

(ii) Sale or Transfer to Persons Other than Immediate Family or Family Entities.

(A) If any Partner should during his or her lifetime desire to transfer, encumber or alienate any of his or her Units in the Partnership, other than as provided in (i) above, he or she shall first offer, in writing, to sell all of his or her Units in the Partnership to the remaining Partners of the Partnership at the price specified in Section 6.1(c). Each remaining

Partner shall then have thirty (30) days from the receipt of his or her copy of the Report (as defined in Section 6.1(c)) within which to purchase the Units offered on the basis of a fraction, the numerator of which is the number of Units owned by the purchasing Partner and the denominator is the total number of Units owned by all of the purchasing Partners. If the offered Units are not purchased by the remaining Partners of the Partnership by the end of that thirty (30) day period, such Units not purchased shall be offered at the same price to the Partnership. The Partnership shall then have thirty (30) days within which to purchase such portion of the remaining Units offered. Any Units not purchased by the remaining Partners or the Partnership may then be transferred, encumbered or alienated within thirty (30) days following the expiration of the time hereinabove provided for purchase by the Partnership; provided, such transfer, encumbrance or alienation is accomplished within sixty (60) days, or, if not so accomplished, the Partnership Units shall again be subject to these provisions.

(B) If any Partner has received a bona fide offer for all or any part of his or her Units in the Partnership which the Partner desires to accept, he or she shall first offer in writing to sell all of his or her Units to the remaining Partners of the Partnership at the price specified in such bona fide offer or at the price specified in Section 6.1(c), whichever is the lesser. Attached to such written offer to the remaining Partners of the Partnership shall be a written notice that the Partner has received a bona fide offer for the purchase of all or some part of his or her Units in the Partnership, stating the name and address of the prospective purchaser, the Units to be sold, the sales price, and the terms and conditions of such sale. A copy of the written offer to such Partner, if any, shall also be attached to such written offer to the remaining Partners of the Partnership. The remaining Partners of the Partnership and the Partnership shall then have the right to purchase all or any part of such Units in accordance with the procedure set forth in Section 6.1(a)(ii)(A) above.

(C) Any Units in the Partnership which are transferred, encumbered or alienated pursuant to the terms of Section 6.1(a)(ii) shall continue to be subject to all terms and conditions of this Agreement.

(b) Death. Upon the death of any Partner, all or any Units in the Partnership owned by the decedent at the time of his or her death may be transferred to a spouse, children, and/or grandchildren of the decedent, or to any trust for the benefit of such persons if the Partners, by a Required Vote, agree to such transfer within ninety (90) days of the Partner’s date of death. If such transfer is approved, the transferee becomes a Partner of the Partnership and shall be bound by this Agreement. If any Units in the Partnership owned by the decedent at the time of his or her death are not transferred to a spouse, children, and/or grandchildren of the decedent, or to any trust for the benefit of such persons, the remaining Partners of the Partnership and the Partnership shall have an irrevocable option to purchase any and all of such Units in accordance with the procedure set forth in Section 6.1(a)(ii) of this Agreement.

(c) Purchase Price. The purchase price for each Unit in the Partnership shall be equal to the fair market value of each such Unit, as determined by the accountant for the Partnership, in his or her sole discretion. The accountant’s opinion as to the fair market value shall be binding upon all parties. The date of the valuation report by the accountant shall be the date the selling Partner offers in writing to sell all or any portion of his or her Units in the Partnership to the remaining Partners of the Partnership. The accountant shall render his or her written report (“Report”) as to the fair market value of the Units to be sold to the selling Partner within ninety (90) days of being requested to prepare the Report. The accountant may retain the services of advisors and/or appraisers to help in the preparation of the Report. The selling Partner shall supply copies of the Report to each of the remaining Partners within twenty (20) days from the selling Partner’s receipt of the Report. The cost of the Report shall be shared by the selling Partner paying one-half (1/2) of such costs and the remaining Partners of the Partnership and the Partnership paying one-half (1/2) of such costs, each to the extent they are purchasing such Units.

(d) Payment of the Purchase Price. The purchase price of the Units in the Partnership shall be payable in full in cash within fifteen (15) days after the expiration of the thirty (30) day period mentioned above for acceptance of an offer to sell by either the remaining Partners and the Partnership; provided, however, in the event of the death of a Partner, the purchase price shall be payable in full in cash within one hundred eighty (180) days after the date of a Partner’s death.

(e) Transfer of Units. Upon receipt of the cash by the selling Partner, legal representative of the estate, named legatees or heirs of the deceased Partner, as the case may be, the Partner, or such legal representative, named legatees or heirs of the Partner shall deliver the certificates for the Units in the Partnership purchased, duly endorsed in blank or with an executed Units assignment in proper form attached, to the purchasing Partners or the Partnership, as the case may be, together with any and all other documents necessary to carry out the terms of this Agreement. The legal representative of the estate, named legatees or heirs of the deceased Partners shall pay all state and federal taxes imposed upon the transfer of such Units.

(f) Remedies for Enforcement of Agreement. Each Partner to this Agreement shall have the right to an injunction to prevent any breach of the terms of Section 6.1 and the right to specific performance to enforce compliance with any agreement or covenant contained therein. The prevailing Partner shall be entitled to reimbursement from the nonprevailing party for costs and expenses (including, without implied limitation, reasonable attorneys’ fees) incurred in connection with the enforcement of this Section 6.1. Such remedies shall be cumulative and in addition to any rights or remedies which may otherwise be available to any party by law.

(g) General. All Units in the Partnership owned by the Partners, whether acquired before or after the execution of this Agreement, shall be subject to all of the terms and conditions of this Agreement. This Agreement shall inure to the benefit of and be binding upon the Partners and the Partnership, their respective heirs, successors, assigns and legal representatives.

(h) Effective Date. The effective date of an assignment of a Unit shall be the date set forth in Section 2.3.1.

(i) Treatment of Assignor. Notwithstanding anything herein to the contrary, the Partnership and the General Partners shall be entitled to treat the assignor of such Units as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to him until such time as the written assignment has been received by and recorded on the books of the Partnership and is otherwise effective in accordance herewith.

(j) Assignee Distributions. Except as provided in Section 6.1(i) above, the assignee of a Unit shall be entitled to receive distributions of cash or other property from the Partnership attributable to the Unit acquired by reason of such assignment from and after the effective date of the assignment of such Unit to him.

(k) Allocation of Profits and Losses. The division and allocation of Profits and Losses attributable to the Units between assignor and assignee during any fiscal year of the Partnership shall be in accordance with the provisions of Section 8.6.6.

6.2. Substitution. No assignee of the whole or any portion of a Unit shall have the right to become a Substituted Limited Partner in place of his assignor unless all of the following conditions are satisfied:

(a) the assignor executes and acknowledges a written instrument of assignment together with such other instruments as the General Partners may deem necessary or desirable to effect the admission of the assignee as a Substituted Limited Partner;

(b) such instrument of assignment has been delivered to, received and approved in writing by the General Partners; and

(c) the unanimous written consent of all Partners to such substitution has been obtained, the granting or denial of which shall be within the sole and absolute discretion of each Partner and must be given by each Partner free of duress and of each Partner’s free will.

6.3. Amendment of Certificate. The General Partners shall take such steps as are necessary and/or required by the Act to effect an amendment of the Certificate and Exhibit “A” to this Agreement to reflect the substitution or addition of Limited Partners. For this purpose, the General Partners shall have the authority to sign the amendment of this Agreement and the Certificate as attorney-in-fact for the assigning Limited Partner, the Substitute Limited Partner, and the remaining Limited Partners.

6.4. Expenses. The Partnership may charge and receive from the selling Limited Partner an amount not exceeding $500.00 to defray its costs and expenses, including attorney’s fees, in effecting the transfer and registration on its books of such Units in the Partnership thus sold.

6.5. Notice of Assignment. Notwithstanding anything in the partnership laws of the State of Florida to the contrary, no transfer of any Units, although otherwise valid under this Agreement and the Act, shall be recognized by the Partnership until the transferor has given written notice thereof to the General Partners and the transferee has become a Holder of Record.

6.6. Involuntary Assignment by a General Partner. Except as provided in Section 9.1(e) hereof, in the event a General Partner’s Units are taken or are affected by levy, foreclosure, charging order, execution, or other similar proceeding, the Partnership shall not dissolve. The assignee of that General Partner’s Units shall receive only that General Partner’s rights to distributions and allocations of Federal Income Tax Items of the Partnership and shall, in no event, have the right to interfere in the management or the administration of the Partnership business or affairs or to act as a General Partner. The assignee shall only have the right to receive distributions and allocations of Federal Income Tax Items attributable to the General Partner’s Units in the Partnership. Any General Partner whose Units have been taken or disturbed under any circumstances described above shall automatically become a Substitute Limited Partner and the Units of such General Partner shall become limited partnership Units.

Any entity to which Units under this Agreement are transferred pursuant to the provisions of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq. , shall be deemed without further act to have assumed all of the obligations arising under this Agreement on or after the date of such assignment. Upon demand, any such assignees shall execute and deliver to each other party to this Agreement an instrument confirming such assumption. Failure to deliver such instrument shall be deemed a default hereunder by the assignee.

6.7. Involuntary Assignment by a Limited Partner. In the event that a Limited Partner’s Units are taken or affected by levy, foreclosure, charging order, execution or other similar proceeding Units, the Partnership shall not dissolve but the assignee of said Limited Partnership shall be entitled to no more than receipt of distributions and allocations of Federal Income Tax Items attributable to the Limited Partner’s Units in the Partnership, in accordance with the percentages allowed under this Agreement and, in no event, shall said assignee have the right to interfere with the management or administration of the Partnership business or affairs or to become a Substitute Limited Partner except as may otherwise be provided herein.

6.8. Assignee’s Tax Liability. An assignee of any Partnership Unit, whether of a General Partner or Limited Partner, shall receive the Federal and all relevant state Forms K-1 and report all income and loss on his or her income tax returns each year in accordance with Rev. Rul. 77-137, 1977-1 C.B. 178. A person who becomes an assignee pursuant to Section 6.6 or Section 6.7 will be an assignee and an assignee only for purposes of the other provisions hereof.

6.9. Death, Incapacity or Dissolution of a Limited Partner. Upon the death, adjudication of bankruptcy or Incapacity of a Limited Partner who is an individual, his legally authorized personal representative shall have all the rights of a Limited Partner for the sole purposes of settling or managing his estate and shall have only such power as the Limited Partner possessed to make an assignment of his Units in accordance with the terms hereof and to join with any assignee in making application to substitute such assignee as a Substitute Limited Partner.

Upon the adjudication of bankruptcy, dissolution or other cessation to exist as a legal entity of any Limited Partner which is not an individual, the authorized representative of such entity, possessed of the rights of such Limited Partner for the sole purposes of winding up in an orderly fashion and disposing of the business of such entity, shall have only such power as such entity possessed to make an assignment of its Units in accordance with the terms hereof and to join with such assignee in making application to substitute such assignee as a Substitute Limited Partner.

6.10. Opinion Letter. In addition to the other requirements of Article VI, notwithstanding anything herein to the contrary, no Limited Partner may sell, transfer, assign, give, bequeath, pledge, encumber or hypothecate any Units without first presenting to the General Partners a written opinion of counsel (in form and substance reasonably acceptable to the General Partners), if requested by the General Partners, to the effect that such sale, transfer, assignment or conveyance:

(a) does not violate any applicable federal or state securities laws, and

(b) will not result in a termination of the Partnership within the meaning of Code Section 708(b).

ARTICLE VII

ACCOUNTING, RECORDS AND REPORTS

7.1. Books, Records and Reports. The General Partners shall maintain at the principal office of the Partnership or at such other place as the General Partners determine:

(a) the books and records of the Partnership, showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Partnership’s business and affairs including those sufficient to record the allocations and distributions as set forth in Article VIII hereof;

(b) an executed counterpart of this Agreement and all amendments thereto;

(c) a list of the names, residence addresses and Partnership Units held by each Limited Partner and assignee; and

(d) a copy of the Certificate and all amendments thereto.

Such information shall be open to reasonable inspection and examination by any of the Partners, their agents, accountants, attorneys and other duly authorized representatives during regular business hours upon not less than forty-eight (48) hours prior written request.

7.2. Accounting Method. The books and records of the Partnership shall be kept in accordance with the terms of this Agreement and in a manner sufficient to meet the reporting requirements of the Internal Revenue Service. The accounting year of the Partnership shall be the calendar year.

7.3. Financial Statements and Tax Returns. At the expense of the Partnership, the General Partners may engage an accountant or other qualified professional to prepare the Partnership’s annual income tax return, the return required by Code Section 6050K relating to sales and exchanges of Units, and such financial statements, if any, as the General Partners in their sole discretion determine appropriate.

The General Partners, in their sole and absolute discretion, may determine the form and amount of detail to be contained in the financial statements and whether or not such financial statements shall be audited or unaudited. Within a reasonable time after the close of each accounting year, the General Partners shall transmit to each person who was a partner (or assignee) during such accounting year, a copy of the Partnership Tax Return (IRS Form 1065) and a report (which may be in the form Schedule K-1 to IRS Form 1065) indicating such persons’ respective share of Federal Income Tax Items, tax preference items and investment credits, if any, for such year. Any financial statements which the General Partners cause to be prepared shall be available for inspection at the principal offices of the Partnership.

7.4. Tax Elections. In the event of a transfer of any Units of a Partner, the Partnership may elect, pursuant to Sections 743 and 754 of the Code, to adjust the basis of the Partnership property if, in the opinion of the General Partners, based upon the advice of the tax counsel for the Partnership, such election would be most advantageous to the Partners. Except insofar, as an election pursuant to Section 754 has been made with respect to the Units of any Partner, the determination of Profits, Losses and cash distributions shall be made as provided for in this Agreement. With respect to any Partner whose Units have been affected by an election pursuant to Section 754, appropriate adjustments may be made with respect to the determination of Profits, Losses and cash distributions. Each Partner agrees to furnish the Partnership with all information necessary to give effect to such election. Each Partner benefiting from the election will pay or reimburse the Partnership for all additional accounting expenses occasioned by such election. The Partnership may elect to make any other election permitted under any provision of the Code if in the opinion of the General Partners, based upon the advice of the tax counsel for the Partnership, such election would be advantageous to the Partners as a group or to any Partner without being disadvantageous to any Partner.

7.5. Banks. All funds of the Partnership shall be deposited in a separate bank account or accounts in the name of the Partnership or such other name as may be determined from time to time by the General Partners. Withdrawals from such account or accounts shall be made upon checks or other withdrawal orders executed by a duly authorized representative of the General Partners.

ARTICLE VIII

DISTRIBUTIONS AND ALLOCATIONS TO PARTNERS

8.1. Distributions of Net Cash Flow and Net Proceeds. Net Cash Flow and Net Proceeds shall be distributed as follows:

(a) First, such amounts as the General Partners, in their sole discretion, shall determine, taking into account the reasonable business needs of the Partnership (including plan for expansion of the Partnership’s business), shall be retained by the Partnership.

(b) The balance of such items shall be distributed to the Partners in proportion to their percentage ownership interests.

A General Partner’s determination regarding whether or not to make distributions and the amount of distributions to be made shall be final and binding on all Partners. Such distributions shall be made no less than once a year to each Partner in accordance with such Partner’s number of Units in the Partnership.

8.2. Distributions in Kind. Assets of the Partnership may be distributed in kind.

8.3. Liquidating Distributions. Notwithstanding Section 8.2, liquidating distributions may be made and shall be governed by Article IX.

8.4 Limitations on Cash in Return of Capital. No Partner shall be entitled to demand and receive property other than cash in return for his capital contribution to the Partnership, and no Partner shall have the right to sue for a partition of Partnership property.

8.5. No Priority in Distributions Among Limited Partners. Except as otherwise provided in this Agreement, no Limited Partner shall have any priority over any other Limited Partner as to any Partnership distributions or to the return of his contributions to the Partnership capital.

8.6. Allocation of Federal Income Tax items. Except to the extent provided in Subsections 8.6.3 through 8.6.7, the Federal Income Tax Items of the Partnership shall be allocated in the following order and priority:

8.6.1. Profits and Gain from Capital Transactions:

(a) First, an amount of Profits and Gain from Capital Transactions equal to the aggregate sum of all the Adjusted Deficit Capital Account balances shall be allocated among those Partners with Adjusted Capital Account Deficit balances, in proportion that each such Partner’s Adjusted Capital Account balance bears to the aggregate sum of all the Adjusted Capital Account Deficit; balances and

(b) Second, any Profits and Gain from Capital Transactions in excess of the amount allocated in 8.6.1(a) shall be allocated among all Partners in accordance with each Partner’s respective percentage ownership interest in the Partnership.

8.6.2. Losses and Loss from Capital Transactions:

(a) First, except as provided in 8.6.2(b) with respect to allocations which would cause a Limited Partner to have an Adjusted Capital Account Deficit, all Losses and Loss from Capital Transactions shall first be allocated in an amount equal to the aggregate sum of the Capital Account balances with a positive balance shall be allocated among those Partners with a positive Capital Account balance, in proportion that each such Partner’s positive Capital Account balance bears to the aggregate sum of all the Capital Account balances with a positive balance; and

(b) Second, except as provided in 8.6.2(c) with respect to allocations which would cause a Limited Partner to have an Adjusted Capital Account Deficit, all Losses and Loss from Capital Transactions shall be allocated to and among the Partners in proportion to their respective percentage ownership interests in the Partnership;

(c) Third, Losses and Loss allocated to pursuant to Section 8.6.2(a) hereof shall not exceed the maximum amount of Losses from Capital Transactions which can be allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some, but not all of the Limited Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses and Loss from Capital Transactions pursuant to Section 8.6.2(a) hereof, the limitations set forth in this Section 8.6.2(c) shall be applied on a Limited Partner basis so as to allocate the maximum permissible Losses to each Limited Partner under Section 1.704-1(b)(2)(ii)(d) of the Regulations. Any Losses and Loss from Capital Transactions in excess of the amount allocated in 8.6.2(c) shall be allocated to the General Partners in accordance with each General Partner’s respective percentage ownership interest in the Partnership.

8.6.3. Qualified Income Offset. If a Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), which creates a deficit balance in a Partner’s Capital Account, such Partner shall be allocated items of Profits and Gains From Capital Transactions of the Partnership in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible.

8.6.4. Minimum Gain. If there is a net decrease in Partnership “minimum gain” during a taxable year of the Partnership, any Partner with a deficit balance in its Capital Account at the end of that year (in excess of its proportionate share of remaining minimum gain at such time) shall be specially allocated, before any other allocation is made under Code Section 704(b), Profits and Gain From Capital Transactions for that taxable year in the amount and proportions necessary to eliminate such deficit as quickly as possible.

8.6.5. Transfer of Units. If a Unit is transferred during a fiscal year of the Partnership, the Partnership’s taxable year shall not close with respect to that Unit. Instead, all Profits and Losses otherwise attributable to such Unit for the entire taxable year shall be apportioned between the assigning Partner and his assignee on the basis of the number of days the Partner or his assignee was the Holder of Record during the fiscal year. Gain From Capital Transactions and Loss From Capital Transactions shall be allocated to the Holder of Record on the date of such Capital Transaction.

8.6.6. Tax Allocation. In accordance with Code Section 704(c) and the Treasury regulations thereunder, Federal Income Tax Items generated with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners in a manner so as to take account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value at the time of contribution. If the Partners’ Capital Accounts are adjusted because of any of the events described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), subsequent allocations of Federal Income Tax Items with respect to the assets giving rise to such adjustment shall take into account any variation between the adjusted basis of such assets and their fair market value at the time of the adjustment in the same manner as under Code Section 704(c) and the regulations thereunder.

8.7. Compliance with Treasury Regulations. The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partners determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the General Partners may make such modifications, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Article IX hereof upon the dissolution and liquidation of the Partnership. The General Partners shall have the authority in their sole and absolute discretion to make any appropriate modifications if events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

ARTICLE IX

TERMINATION AND DISSOLUTION

9.1. Causes for Termination. The Partnership shall be dissolved and terminated on the date set forth in Section 1.7 of this Agreement. The Partnership shall be terminated and dissolved prior to such date upon the happening of any of the following events:

(a) a determination by a Simple Majority Vote of the Partners that the Partnership should be dissolved;

(b) the decision of the General Partners to dissolve the Partnership after the disposition and sale of all or substantially all of the assets of the Partnership;

(c) an entry of judicial dissolution under the Act;

(d) death, insolvency, bankruptcy, removal or withdrawal of all of the General Partners, unless within thirty (30) days of such event, the Limited Partners elect, by a Simple Majority Vote, a new General Partner to continue the business of the Partnership as set forth in Section 3.4 herein. The new General Partner shall obtain his general partnership Units in accordance with the terms set forth in Section 3.4 and Section 3.7 herein. Upon the election of a new General Partner, the Units of the former General Partners shall become limited partnership Units and the General Partners shall automatically become Substitute Limited Partners without any further requirement of any approval of the Limited Partners or of the new General Partner as set forth in Section 3.7 herein; or

(e) the involuntary transfer of the general partnership Unit (such as to a trustee in bankruptcy or a purchaser in a creditor’s sale) in the event there is only one General Partner of the Partnership, unless within thirty (30) days of such event, the Limited Partners elect, by a Simple Majority Vote, to continue the Partnership.

The Partnership shall not be terminated upon the happening of the insolvency or bankruptcy of the Partnership.

9.2. Liquidation. Upon dissolution and termination of the Partnership for any reason, the Partnership shall engage in no further business other than such business as may be necessary to wind up its affairs and to distribute its assets. Such liquidation shall be handled by the General Partners, as Liquidator, except that if such dissolution is caused by the bankruptcy, withdrawal or removal of the General Partners as provided in Sections 3.5, 5.5 and 9.1(d) and (e) herein, two Liquidators shall be elected by a Simple Majority Vote of the Limited Partners. Liquidators may be Partners or qualified third parties. No person who is a creditor of the Partnership, a creditor of any Partner or a trustee in a bankruptcy proceeding involving any Partner or the Partnership shall ever serve as a Liquidator.

9.3. Disposition of Assets. On the liquidation and dissolution of the Partnership, the Liquidator shall, by the later of the end of the taxable year in which the liquidation occurs or six (6) months after the date of liquidation:

(a) Determination of Partnership Assets. Determine the interest of the Partnership in each Partnership property.

(b) Valuation of Partnership Assets. Determine the value of the Partnership’s Properties and adjust the Capital Accounts of the Partners in the manner described in Section 8.2 hereof.

(c) Final Statement of Account. As promptly as possible after dissolution, cause a final statement of account to be prepared, which shall show with respect to each Partner the status of such Partner’s Capital Account. Such statement of each Partner’s Capital Account shall reflect the allocations set forth in Article VIII and the allocation of the gain and losses to the Capital Accounts as provided in subsection (b) above.

(d) Payment of Third Party Debts. Pay all Partnership debts owing to creditors other than Partners, or otherwise make adequate provision therefor.

(e) Repayment of Loans From Partners. Obtain repayment of loans, if any, from the Partners to the Partnership, or otherwise make adequate provision therefor.

(f) Repayment of Capital Accounts. To the extent of Partnership Property (or cash realized from a sale thereof) available therefor, distribute to each Partner an amount equal to any remaining positive balance of his Capital Account. If Partnership Property (or cash received from a sale thereof) is insufficient to repay in full the positive Capital Account balances of all Partners, the total amount available for such purpose shall be distributed among the Partners in the proportion that the positive Capital Account balance of each Partner bears to the total positive Capital Account balances of all Partners.

(g) Indebtedness Owed by Partners. Notwithstanding the foregoing, if any Partner is indebted to the Partnership, the Liquidator shall, until such debtor-Partner has repaid the Partnership, retain such Partner’s distributive share of Partnership properties and apply the same to the full discharge and repayment of such indebtedness, and the balance of such distributive share, if any, shall be delivered to such Partner. On dissolution or liquidation of the Partnership, each Partner shall be obligated to restore any negative balance in its Capital Account. No Partner shall be personally liable to return the capital contributions of any other Partner. Capital contributions shall be repaid solely from Partnership assets, if any, that may be available for such purpose pursuant to the terms of this Agreement.

(h) Compliance Provisions. The Liquidator shall comply with any requirements of the Act or other applicable law, pertaining to the winding up of a limited partnership, at which time the Partnership shall stand terminated.

9.4. No Recourse. On liquidation and dissolution of the Partnership, the Limited Partners shall look solely to the assets of the Partnership for the return of their investment. If the Partnership assets remaining after payment and discharge of debts and liabilities of the Partnership, including any debts and liabilities owed to any one or more of the Partners, is insufficient to satisfy the rights of the Limited Partners, the Limited Partners shall have no recourse or further right or claim against the Partnership or the General Partners.

9.5. Reserves. In winding up the affairs of the Partnership and distributing its assets, the Liquidator shall set up a reserve to meet any contingent or unforeseen liabilities or obligations and deposit funds for such purpose, together with funds held by the Partnership for distribution to Partners which remain unclaimed after a reasonable period of time, with an escrow agent for the purpose of disbursing such reserves and funds. At the expiration of such period, if the Liquidator deems it advisable, the escrow agent shall be authorized and directed to distribute the balance remaining in the manner provided in Section 9.3 above.

9.6. Statement of Termination. The Liquidator shall furnish each of the Partners, at the Partnership’s expense, with a statement which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation and distribution as herein provided. Such statement shall also schedule the receipts and disbursements made with respect to the termination hereunder and shall be final and binding upon all persons, except such persons who may file a specific and detailed written protest thereof within ninety (90) days of his receipt of the statement.

9.7. Deficit Capital Accounts. Each Partner with a deficit balance in his Capital Account shall have the obligation to restore such deficit balance, or to make a contribution to restore such deficit balance.

ARTICLE X

INDEMNIFICATION

10.1. Indemnification. The Partnership shall indemnify any Partner (or employee of a Partner) against reasonable expenses incurred in connection with the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, where the Person who was, is, or is threatened to be made a named defendant or respondent in a proceeding was named because the Person is or was a Partner of the Partnership (or employee of the same).

10.2. Conditions. The indemnification contained in Section 10.1 is conditioned upon a Simple Majority Vote that such Person:

(a) conducted himself in good faith;

(b) reasonably believed, in the case of conduct in his official capacity as a Partner of the Partnership, that his conduct was in the Partnership’s best interest, and in all other cases, that his conduct was at least not opposed to the Partnership’s best interest; and

(c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

10.3. Successful Defense. Notwithstanding Section 10.2, the Partnership shall indemnify each Partner (or employee of a Partner) against reasonable expenses incurred in connection with a proceeding in which he is a party because he is or was a Partner (or employee of a Partner) if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

10.4. Exclusions. A Partner (or employee of Partner) may not be indemnified under this Article X for obligations resulting from a proceeding:

(a) in which the Person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person’s official capacity; or

(b) in which the Person is found liable to the Partnership.

10.5. Expenses. “Expenses” as used herein means court costs, attorneys’ fees, judgments, penalties (including excise and similar taxes), fines, settlements and other reasonable expenditures actually incurred by the Person in connection with the proceeding; provided however, if the proceeding is brought by or in behalf of the Partnership, the indemnification is limited to reasonable expenses actually incurred by the Person in connection with the proceeding. Determination of reasonableness of expenses shall be made in the same manner as the determination contained in Section 10.6.

10.6. Advance Reimbursement. Reasonable expenses incurred by a Partner who was, is or is threatened to be named a defendant or respondent in a proceeding may be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding after:

(a) the Partnership receives a written affirmation by the Partner of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article X and a written undertaking by or on behalf of the Partner to repay the amount paid or reimbursed if it is ultimately determined that he has not met those requirements, and

(b) a determination is made under Section 10.2 that the facts then known to those making the determination would not preclude indemnification under this Article X.

10.7. Appearance as Witness or Otherwise. The Partnership shall pay or reimburse expenses incurred by a Partner (or any employee of a Partner) in connection with his appearance as a witness or other participant in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, involving or affecting the Partnership at a time when such General Partner is not a named defendant or respondent in the proceeding.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1. Notice. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been duly given and received for all purposes on the date delivered personally to the party or to an officer of the party to whom the same is directed, or when deposited by registered or certified mail, postage and charges prepaid and addressed as follows:

11.1.1. Partnership or General Partners. If to the Partnership or to the General Partners, then to the address of the principal place of business of the Partnership set forth herein or as may be changed from time to time; and

11.1.2. Limited Partners. If to a Limited Partner, then to the address of such Limited Partner as established on the records of the Partnership.

Any party hereto may change his or its address to which notice shall thereafter be given by furnishing written notice to all the Partners and the Partnership in the manner set forth in this Section 11.1.

11.2. Integration. This Agreement, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. No amendment, modification, or alteration of the terms of this Agreement shall be binding unless the same is in writing, dated subsequent to the date hereof and duly adopted by the Partners, as provided herein.

11.3. Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement.

11.4. Applicable Law. This Agreement and the application or interpretation hereof shall exclusively be governed by and construed in accordance with the laws of the State of Florida. This Agreement shall be deemed to be performable in and venue shall be mandatory in Pinellas County, Florida.

11.5. Execution in Counterparts. This Agreement, the Certificate to be filed as provided herein, and any amendment hereto may be executed in any number of counterparts, either by the parties hereto or their duly authorized attorney-in-fact, with the same effect as if all parties had signed the same document. All counterparts shall be construed as and shall constitute one and the same Agreement.

11.6. Descriptive Headings. The captions included herein are for administrative convenience only and shall not be considered in interpreting any of the terms or provisions of this Agreement.

11.7. Gender and Number. Whenever the context requires, all words used herein in the male, female or neuter gender shall be deemed to include the male, female or neuter gender; all singular words shall include the plural, and all plural shall include the singular, as the context may require.

11.8. Power of Attorney.

(a) The Limited Partners, by their execution hereof, jointly and severally, hereby make, constitute and appoint the General Partners, as their true and lawful agent and attorney-in-fact, with full power of substitution, in their name, place and stead to make, execute, sign, acknowledge, swear to, record and file, on behalf of them and on behalf of the Partnership: (i) the Certificate and all amendments thereto required or permitted by law or the provisions of this Agreement; (ii) all certificates or other instruments deemed advisable by the General Partners to permit the Partnership to become or continue as a limited partnership or partnership wherein the Limited Partners have limited liability in the jurisdictions where the Partnership may be conducting its affairs; (iii) all instruments that effect a change or modification of the Partnership in accordance with this Agreement; (iv) any amendment to this Agreement when this Agreement is amended in accordance with the terms hereof or to the extent necessary, in the sole discretion of the General Partners, to comply with Section 704 of the Code; (v) all conveyances and other instruments deemed advisable by the General Partners to conduct the business of the Partnership (including its liquidation and dissolution); (vi) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Partnership; and (vii) all other documents or instruments which the General Partners deem to be in the best interest of the Partnership and which are not inconsistent with this Agreement.

(b) The foregoing power of attorney: (i) is a special power of attorney coupled with an interest and shall be irrevocable and survive the disability, bankruptcy, Incapacity of each Limited Partner; (ii) may be exercised by the General Partners either by signing separately as attorney-in-fact for each Limited Partner or, after listing all of the Limited Partners by a single signature of the General Partners acting as attorney-in-fact for all of them; and (iii) shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of his Partnership Units, except that where the assignee of the whole of such Partnership Units has been approved by the General Partners for admission to the Partnership as a Substitute Limited Partner, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the General Partners to execute, acknowledge and file any instrument necessary to effect such substitutions.

11.9. Binding Agreement. Except as otherwise provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto their personal representatives, successors, assigns, and legal representatives.

11.10. Amendments to Partnership Agreement. This Agreement may be amended only by the Simple Majority Vote of the Partners.

11.10.1. Amendments by General Partners. Notwithstanding the foregoing an amendment to this Agreement may be made without the approval or Vote of the Limited Partners whenever:

(a) there is a need to provide any provision as may be required by applicable law to be included in this Agreement;

(b) there is a need to correct a false or erroneous statement in this Agreement or to clarify a provision of this Agreement without changing the substance thereof;

(c) it is necessary or appropriate, in the opinion of counsel selected by the General Partners, to satisfy the requirements of the Code, Treasury Regulations thereunder, or administrative guidelines or interpretations relating thereto, to maintain the status of the Partnership, or to comply with the federal tax provisions so as to give effect to any benefits intended thereunder as determined by the General Partners; and

(d) any other term of this Agreement provides for amendments without the approval of the Limited Partners.

11.10.2. Proposal of Amendments. Amendments to this Agreement may be proposed by any Partner by submitting a written copy of the proposed amendment to the General Partners, together with a written request that the proposed amendment be submitted to the Partners for a Vote for its adoption.

11.10.3. Voting on Amendments. Except as otherwise provided in this Agreement, all proposed amendments shall be submitted to the Partners in the following manner:

(a) Within fifteen (15) days of its proper proposal, notice of the proposed amendment and the text thereof, along with a ballot, shall be sent by the General Partners to each Partner by certified mail, return receipt requested, at the last known address of each Partner; and

(b) The ballot supplied with the notice of the proposed amendment shall state that the written vote of each Partner is due, at the offices of the Partnership, within fifteen (15) days of the date of the notice of proposed amendment (which shall be the date of the postmark of such notice). Ballots not received by said date shall be deemed to have been voted in favor of the proposal.

IN WITNESS WHEREOF, this Agreement has been executed by each of the General Partners as of the date indicated, and by each of the Limited Partners on the date indicated for such Limited Partner.

GENERAL PARTNERS:

/s/ Susan B. Schwartz
SUSAN B. SCHWARTZ

Date: 5/5/08

/s/ Michael Benstock
MICHAEL BENSTOCK

Date: 5/5/08

/s/ Peter Benstock
PETER BENSTOCK

Date: 5/5/08

LIMITED PARTNERS:

GERALD M. BENSTOCK TRUST
U/A/D MAY 21, 1996

/s/ Gerald M. Benstock
By: GERALD M. BENSTOCK, Trustee

Date: 5/5/08

/s/ Susan B. Schwartz
SUSAN B. SCHWARTZ

Date: 5/5/08

/s/ Michael Benstock
MICHAEL BENSTOCK

Date: 5/5/08

/s/ Peter Benstock
PETER BENSTOCK

Date: 5/5/08

/s/ Alan D. Schwartz
ALAN D. SCHWARTZ

Date: 5/5/08

/s/ Margot Benstock
MARGOT BENSTOCK

Date: 5/5/08

/s/ Tracy Benstock
TRACY BENSTOCK

Date: 5/5/08

/s/ Jeffrey D. Schwartz
JEFFREY D. SCHWARTZ

Date: 5/5/08

/s/ Daniel Schwartz
DANIEL SCHWARTZ

Date: 5/5/08

/s/ Yona Benstock
YONA BENSTOCK

Date: 5/5/08

/s/ David L. Benstock
DAVID L. BENSTOCK

Date: 5/5/08

/s/ Yael Alpert
YAEL ALPERT

Date: 5/5/08

/s/ Alexis L. Benstock
ALEXIS L. BENSTOCK

Date: 5/5/08

/s/ Dana J. Benstock
DANA J. BENSTOCK

Date: 5/5/08

/s/ Gerald M. Benstock, Trustee
GERALD M BENSTOCK, as Trustee of the Trust u/a/d August 25, 1986, for the benefit of WENDY BENSTOCK

Date: 5/5/08

EXHIBIT 1

EXHIBIT “A” TO AGREEMENT OF LIMITED PARTNERSHIP OF

BENSTOCK—SUPERIOR LTD.

AS OF May 5, 2008

NAME OF GENERAL PARTNER	NUMBER OF GENERAL PARTNERSHIP UNITS
Susan B. Schwartz	333.33
Michael Benstock	333.33
Peter Benstock	333.33

NAME OF LIMITED PARTNER	NUMBER OF LIMITED PARTNERSHIP UNITS
Gerald M. Benstock Trust, u/a/d May 21, 1996	42,055
Susan B. Schwartz	18,782
Michael Benstock	18,782
Peter Benstock	18,782
Alan D. Schwartz	5,087
Margot Benstock	5,087
Tracy Benstock	4,080
Jeffrey D. Schwartz	5,087
Daniel Schwartz	5,087
Yona Benstock	5,087
David L. Benstock	5,087
Yael Alpert	5,087
Alexis L. Benstock	5,087
Dana J. Benstock	5,087
Gerald M. Benstock, as Trustee of the Trust u/a/d August 25, 1986, for the benefit of Wendy Benstock	21,297